SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒ Definitive Proxy Statement
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☐ Soliciting Material under Rule 14a-12

THE GEO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436

April 5, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Thursday, May 6, 2004, at 9:00 am (EST) at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a form of proxy and our 2003 annual report to shareholders. In addition to the specific proposals we are requesting shareholders to act upon, we will report on our business and provide our shareholders an opportunity to ask questions of general interest. Our board of directors recommends that you vote FOR each of the proposals on the proxy card.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if the proxy is mailed in the United States. Alternatively, you may wish to submit your proxy by touch-tone phone as indicated on the proxy card. Submitting the proxy card before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend.

Sincerely,

George C. Zoley
Chairman of the Board and
Chief Executive Officer

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436

Notice of Annual Meeting of Shareholders on May 6, 2004

April 5, 2004

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Thursday, May 6, 2004, at 9:00 A.M. (EST) at the Boca Raton Resort & Club, Boca Raton, Florida, for the purpose of considering and acting on the following proposals:

(1)	To elect directors for the ensuing year;

(2)	To ratify the appointment of Ernst & Young LLP as our independent certified public accountants for the fiscal year 2004, and to perform such other services as may be requested; and

(3)	To transact any other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of GEO’s common stock of record at the close of business on March 26, 2004, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

By Order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

Proposal 1Election of Directors
Directors and Nominees
Executive Officers of GEO
PRINCIPAL SECURITY OWNERSHIP
THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION
OTHER CORPORATE GOVERNANCE INFORMATION
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
EQUITY COMPENSATION PLAN INFORMATION
OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTIONS / SAR GRANTS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS / SAR VALUES
EXECUTIVE EMPLOYMENT AGREEMENTS AND RETIREMENT AGREEMENTS
EXECUTIVE RETIREMENT AGREEMENT BENEFITS TABLE
SENIOR OFFICER RETIREMENT PLAN BENEFITS TABLE
CORPORATION INCENTIVE PLAN
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT AND FINANCE COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
DIRECTORS’ COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Proposal 2Ratification of Independent Certified Public Accountants
SHAREHOLDER PROPOSAL DEADLINE
OTHER MATTERS

PROXY STATEMENT

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436

April 5, 2004

The GEO Group Inc. (“GEO,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by its board of directors for use at its annual meeting of shareholders to be held at the Boca Raton Resort & Club, Boca Raton, Florida, May 6, 2004, at 9:00 A.M. (EST). Please note the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also, note the format of the proxy card, which provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card, which is properly executed, returned and not revoked, will be voted in accordance with the instructions indicated. A proxy voted by telephone and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone will be voted as follows:

FOR –	The election of directors for the ensuing year; and

FOR –	The proposal to ratify the appointment of Ernst & Young LLP as the independent certified public accountants of GEO.

The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders at the annual meeting. If any such matter or matters properly come before the annual meeting, it is understood that the designated proxy holders have discretionary authority to vote thereon.

Holders of shares of GEO common stock, par value $0.01 per share, of record as of the close of business on March 26, 2004, will be entitled to one vote for each share of common stock standing in their name on the books of GEO. On March 26, 2004, GEO had 9,332,552 shares of common stock issued and outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. With the exception of the election of directors, which requires a plurality of the votes cast, any other proposals to come before the annual meeting will be approved if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, neither abstentions nor broker non-votes are counted as voted either for or against a proposal. If less than a majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Any person giving a proxy has the power to revoke it any time before it is voted by written notice to GEO, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. It is contemplated that the solicitation of proxies will be by mail and telephone. We mailed this proxy statement, the notice of annual meeting, the proxy card and our 2003 annual report to shareholders on or about April 5, 2004.

Proposal 1

Election of Directors

Directors and Nominees

The board of directors will be comprised of seven (7) members. The seven (7) nominees are listed below. All of the nominees are presently directors of GEO. All seven (7) of the directors were elected by the shareholders at their last annual meeting.

On July 8, 2003, the board of directors unanimously accepted the resignations of Group 4 Falck officers, Lars Nørby Johansen and Søren Lundsberg-Nielsen, effective July 7, 2003, reducing our board of directors from nine (9) to seven (7) members. The resignations resulted from GEO’s repurchase on July 9, 2003 of 12 million shares of GEO common stock from Group 4 Falck, which eliminated Group 4 Falck’s majority ownership interest in GEO.

Unless instructed otherwise, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Continuing Director		Director
Nominees	Age	Since	Current Positions

Wayne H. Calabrese	53	1998	Vice Chairman, President and COO
Norman A. Carlson	70	1994	Director
Benjamin R. Civiletti	68	1994	Director
G. Fred DiBona, Jr.	53	2002	Director
Anne N. Foreman	56	2002	Director
Richard H. Glanton	57	1998	Director
George C. Zoley	54	1988	Chairman of the Board and CEO

The following is a brief biographical statement for each continuing director nominee:

CONTINUING DIRECTORS

Wayne H. Calabrese	Wayne H. Calabrese is GEO’s Vice Chairman of the Board, President and Chief Operating Officer. He joined GEO as Vice President, Business Development in 1989 and has served in a range of increasingly senior positions since then. From 1992 to 1994, Mr. Calabrese was Chief Executive Officer of Australasian Correctional Management, Pty Ltd., a Sydney-based subsidiary of GEO. Mr. Calabrese has served as a director of GEO since 1998.
Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority. He received his Bachelor’s Degree in Secondary Education from the University of Akron in Akron, Ohio and his Juris Doctor from the University of Akron Law School. Mr. Calabrese also serves as a Director of numerous subsidiaries and partnerships through which GEO conducts its global operations. (a)

Norman A. Carlson	Mr. Carlson has served as a director of GEO since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the department of sociology at the University of Minnesota in Minneapolis. (d)(e)(g)

CONTINUING DIRECTORS

Benjamin R. Civiletti	Mr. Civiletti has served as a director of GEO since 1994. Mr. Civiletti has been Chairman of the law firm Venable, Baetjer and Howard since 1993 and was the Managing Partner of the firm from 1987 to 1993. From 1979 to 1980, Mr. Civiletti served as the Attorney General of the United States. He is a former Chairman of the Board of the Greater Baltimore Medical Center; the Founding Chairman of the Maryland Legal Services Corporation; a Director of MBNA Corporation and MBNA International; and a former Director of The Wackenhut Corporation. Mr. Civiletti is a Fellow of the American Bar Foundation, the American Law Institute and the American College of Trial Lawyers. He was Chairman of the Maryland Governor’s Commission on Welfare Policy in 1993, and a member of the Maryland Governor’s Task Force on Alternatives to Incarceration in 1991. (b)(c)(e)(g)

G. Fred DiBona, Jr.	Mr. DiBona has served as a director of GEO since 2002. Mr. DiBona is President and Chief Executive Officer of Independence Blue Cross (IBC), a health insurance corporation with 4.5 million members. He is also Chief Executive Officer of Keystone Health Plan East, a wholly owned subsidiary of IBC; and AmeriHealth, Inc., an IBC subsidiary health insurance company. Mr. DiBona joined IBC after serving as President and Chief Executive Officer of Keystone Ventures, Inc. From 1983 to 1986, Mr. DiBona was President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce. He was previously President, and later, Board Chairman of the Philadelphia Port Corporation and Chairman of Blue Cross and Blue Shield Association, the country’s largest association of private health insurers. He currently serves as a Director of the Association’s Executive Committee. In 1995, Mr. DiBona was the co-recipient with former President George H. W. Bush of the National Patriot’s Award from the Congressional Medal of Honor Society. Mr. DiBona also serves on the Boards of Directors of Exelon Energy Company, Tasty Baking Company and Philadelphia Suburban Corporation. He is a graduate of Davis and Elkins College in Elkins, W.V. and the Delaware School of Law. (c)(d)(f)(g)

CONTINUING DIRECTORS

Anne N. Foreman	Ms. Foreman has served as a director of GEO since 2002. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force and a member of the Department’s Intelligence Oversight Board. Ms. Foreman also served in the White House as Associate Director of Presidential Personnel for National Security from 1985 to 1987. She practiced law in the Washington office of the Houston-based law firm of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. She was a U.S. Delegate to the 31st Session of the U.N. General Assembly and to the 62nd Session of the U.N. Economic and Social Council. Ms. Foreman earned a bachelor’s degree, magna cum laude, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor from American University in Washington D.C. and was awarded an honorary doctorate of law from Troy State University in Troy, Alabama. Ms. Foreman is a member of Phi Beta Kappa, has been a member of numerous Presidential delegations, and was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman is a member of the board of directors of Ultra Electronics Defense, Inc.; Advanced Programming Concepts, Inc.; and Trust Services, Inc. She is also a Trustee of the National Gypsum Company Settlement Trust and a Director and Treasurer of the Asbestos Claims Management Corporation. Ms. Foreman also served on the Board of The Wackenhut Corporation for nine years. (b)(d)(e)(f)(g)

Richard H. Glanton	Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton joined Exelon Corporation as Senior Vice President in May 2003 with leadership responsibilities for corporate development. He has been a member of the Exelon board of directors since its inception in October 2000 and relinquished his board position when he assumed his role as an officer of the company. Mr. Glanton served as a Director on the Board of PECO Energy Company, a predecessor company of Exelon, from 1990 to 2000. Prior to joining Exelon in 2003, Mr. Glanton was a Partner in the General Corporate Group of the law firm of Reed, Smith, Shaw and McClay, LLP in Philadelphia, Pennsylvania and was with the firm since 1987. Mr. Glanton is active in public affairs and civic organizations and has a distinguished record of public service. He served from 1979 to 1983 as Deputy Counsel to Richard L. Thornburgh, former Governor of Pennsylvania. Mr. Glanton is a member of the board of directors of Aqua America Corporation. He received his bachelor’s degree in English from West Georgia College (renamed State University of West Georgia) in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia. (a)(b)(c)(e)(f)(g)

CONTINUING DIRECTORS

George C. Zoley	George C. Zoley serves as Chairman of the Board and Chief Executive Officer of The GEO Group, Inc. and Chief Executive Officer of Atlantic Shores Healthcare, Inc, a wholly-owned subsidiary of The GEO Group, Inc. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since the GEO’s incorporation in 1988. Mr. Zoley has served as a director of GEO since 1988.
Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, health and mental health and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide. Prior to founding GEO, Mr. Zoley served as manager, director, and then Vice President of Government Services at Wackenhut Services, Inc. Prior to that, Mr. Zoley held various administrative and management positions for city and county governments in South Florida.
Mr. Zoley has Bachelor’s and Master’s Degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). In January, 2003, the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, elected Mr. Zoley, an alumnus of FAU, as its Chairman. Mr. Zoley also served as Chair of the FAU Presidential Search Committee and is a member of the FAU Foundation board of directors. (a)

(a)	Member of Executive Committee
(b)	Member of Nominating and Corporate Governance Committee
(c)	Member of Audit and Finance Committee
(d)	Member of Corporate Planning Committee
(e)	Member of Operations and Oversight Committee
(f)	Member of Compensation Committee
(g)	Member of Independent Committee

The election of the directors listed above will require the affirmative vote of the holders of a plurality of the shares present or represented at the shareholders meeting.

Executive Officers of GEO

The executive officers of GEO are as follows:

Name	Age	Position

George C. Zoley	54	Chairman of the Board and Chief Executive Officer
Wayne H. Calabrese	53	Vice Chairman, President and Chief Operating Officer
John G. O’Rourke	53	Senior Vice President and Chief Financial Officer
John J. Bulfin	50	Senior Vice President, General Counsel and Corporate Secretary
John M. Hurley	56	Senior Vice President, North American Operations
Donald H. Keens	60	Senior Vice President, International Services
David N.T. Watson	38	Vice President, Finance and Treasurer
Brian R. Evans	36	Vice President, Chief Accounting Officer

George C. Zoley — Please refer to the biographical information listed above in the “Directors and Nominees” section.

Wayne H. Calabrese — Please refer to the biographical information listed above in the “Directors and Nominees” section.

John G. O’Rourke — Mr. O’Rourke has been responsible for GEO’s business management since 1991, assuming the position of Chief Financial Officer in 1994. Over this 12 year period, GEO grew from approximately $30 million in revenue in 1991 to more than $600 million in 2003. Prior to joining GEO, Mr. O’Rourke was a career officer in the United States Air Force. In addition to operational flying experience as an instructor pilot in B-52 aircraft, his assignments included senior executive positions in the Pentagon involved in planning, managing and implementing several multi-billion dollar national security projects, including the B-2 Stealth Bomber. Mr. O’Rourke earned his bachelor’s degree in International Relations from St. Joseph’s University in Philadelphia, Pennsylvania and a master’s degree in Political Science from the University of North Dakota in Grand Forks, North Dakota. He is also a graduate of the Defense Systems Management College.

John J. Bulfin  — As GEO’s General Counsel, Mr. Bulfin has oversight responsibility for all GEO litigation and contract compliance, investigations and professional responsibility. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the West Palm Beach law firm of Wiederhold, Moses, Bulfin & Rubin. Mr. Bulfin attended the University of Florida, received his bachelor’s degree from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.

John M. Hurley — Mr. Hurley is responsible for the overall administration and management of GEO’s domestic detention and correctional facilities. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.

Donald H. Keens — Mr. Keens is responsible for management and control of GEO’s international marketing, sales and operations. He has 39 years of experience in the management of a wide range of criminal justice and security operations, including establishment and day-to-day management of security and correctional companies in the United Kingdom, Australia, New Zealand, the United States, and South Africa. He is also experienced in the operation of multi-million dollar prison service contracts. Mr. Keens joined GEO in 1994.

David N.T. Watson  — Mr. Watson has been GEO’s Vice President, Finance since July 1999 and Treasurer since May 2003. He was also Assistant Secretary from 2000 to 2002 and Chief Accounting Officer from 1994 to 2003. From 1989 until joining GEO, Mr. Watson was with the Miami office of Arthur Andersen, LLP where his most recent position was Manager, Audit and Business Advisory Services Group. Mr. Watson has a B.A. in Economics from the University of Virginia and an M.B.A. from Rutgers, the State University of New Jersey. Mr. Watson is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Brian R. Evans  — Mr. Evans has been Vice President of Accounting since October 2002 and Chief Accounting Officer since May 2003. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP where his most recent position was Manager in the Audit and Business Advisory Services Group. From 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a B.S. in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

PRINCIPAL SECURITY OWNERSHIP

The following table shows the number of shares of GEO’s common stock, that were beneficially owned as of March 8, 2004 by each director nominee for election as director at the 2004 annual meeting of shareholders, by each Named Executive Officer (as defined below), by all director nominees and executive officers as a group, and by each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

	Common Stock
Beneficial Owner(1)	Amount & Nature
	of Beneficial	Percent of
	Ownership(2)(3)	Class

DIRECTOR NOMINEES
Wayne H. Calabrese	255,220	2.66%
Norman A. Carlson	13,000	*
Benjamin R. Civiletti	16,000	*
G. Fred DiBona, Jr.	4,000	*
Anne N. Foreman	4,200	*
Richard H. Glanton	10,000	*
George C. Zoley	393,818	4.05%

NAMED EXECUTIVE OFFICERS
Carol M. Brown (4)	141,906	1.50%
Donald H. Keens	52,132	*
John G. O’Rourke	142,132	1.50%

ALL NOMINEES AND EXECUTIVE OFFICERS AS A GROUP	1,178,272	11.21%

OTHER
Strong Capital Management, Inc. (5)	1,158,172	12.41%
FMR Corp. (6)	972,200	10.42%
Morgan Stanley (7)	931,229	9.98%
Barclays Global Investors, NA (8)	767,975	8.23%
Royce & Associates, LLC (9)	571,900	6.13%
Heartland Advisors, Inc. (10)	505,400	5.42%

* Beneficially owns less than 1% of GEO’s common stock.

NOTES

(1)	Unless stated otherwise, the address of the beneficial owners is 621 NW 53rd Street, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	Includes 1,175,472 shares of common stock underlying stock options held by the directors and executive officers that are immediately exercisable or exercisable within 60 days. The number of shares of common stock underlying stock options held by directors and executive officers are as follows: Mr. Calabrese — 255,220; Mr. Carlson — 12,000; Mr. Civiletti — 16,000; Mr. DiBona, Jr. — 4,000; Ms. Foreman — 4,000; Mr. Glanton — 10,000; Mr. Zoley — 393,818; Ms. Brown — 141,906; Mr. Keens — 52,132; Mr. O’Rourke — 142,132; other executive officers — 145,864.

(4)	During fiscal year 2003, Ms. Brown held the position of Senior VP, Health Services. Effective March 7, 2004, Ms. Brown no longer serves as an executive officer of GEO.

(5)	The principal business address of Strong Capital Management, Inc. is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.

(6)	The principal business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	The principal business address of Morgan Stanley is 1585 Broadway, New York, New York 10036.

(8)	The principal business address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

(9)	The principal business address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(10)	The principal business address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER

CORPORATE GOVERNANCE INFORMATION

The board of directors held ten (10) meetings during fiscal year 2003. Prior to their resignations on July 7, 2003, Lars Nørby Johansen and Søren Lundsberg-Nielsen attended 60% and 80%, respectively, of the total number of meetings of the board of directors. Each incumbent director attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by all board committees on which they served. The board of directors is comprised of a majority of directors who qualify as independent directors pursuant to the listing standards applicable to companies listed on the New York Stock Exchange, which we refer to as the NYSE.

Under our corporate governance guidelines, the board of directors has established seven standing committees. The members of the board of directors serving on certain of these committees and the functions of those committees are set forth below.

Executive Committee

The Executive Committee’s members are George C. Zoley (Committee Chairman), Wayne H. Calabrese and Richard H. Glanton. The Executive Committee met three (3) times during fiscal year 2003. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors.

Audit and Finance Committee

The Audit and Finance Committee’s members are G. Fred DiBona, Jr. (Committee Chairman), Benjamin R. Civiletti and Richard H. Glanton. Norman A. Carlson served on The Audit and Finance Committee during fiscal years 2003 and 2004 until his resignation on February 5, 2004, when he was replaced by Richard H. Glanton. The Audit and Finance Committee met six (6) times during fiscal year 2003. The Report of the Audit and Finance Committee is included later in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. DiBona, Jr. is an “audit committee financial expert” as that term is defined under Item 401(h)(2) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It is attached hereto and can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor, review and oversee its performance and approve its compensation;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•	review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•	review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee’s members are G. Fred DiBona, Jr. (Committee Chairman), Richard H. Glanton and Anne N. Foreman. The Compensation Committee met one (1) time during fiscal year 2003. The Report of the Compensation Committee is included later in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to, director compensation;

•	establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•	establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s members are Benjamin R. Civiletti (Committee Chairman), Richard H. Glanton and Anne N. Foreman. The Nominating and Corporate Governance Committee met three (3) times during fiscal year 2003.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identify candidates qualified to become members of the board of directors and select, or recommend that the full board of directors select, such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•	establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

OTHER CORPORATE GOVERNANCE INFORMATION

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the NYSE, the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Norman A. Carlson, Benjamin R. Civiletti, G. Fred DiBona, Jr., Anne N. Foreman and Richard H. Glanton qualify as independent under the New York Stock Exchange’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to duties of the board of directors. The board is committed to diversified membership and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. In addition, the code is available in print to any shareholder who requests it by contacting Pablo E. Paez, Manager, Corporate Communications, at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of the code of business conduct and ethics. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. In addition, the code is available in print to any shareholder who requests it by contacting Pablo E. Paez, Manager, Corporate Communications, at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting Pablo E. Paez, Manager, Corporate Communications, at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee.

Shareholder Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the board. Persons wishing to write to the board of directors of GEO, or to a specified director or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual shareholders’ meeting. All of our then current directors attended the 2003 annual meeting of shareholders.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The board of directors has retained the firm of Ernst & Young LLP, which we refer to as Ernst & Young, independent certified public accountants, to serve as independent auditors for the fiscal year ending January 2, 2005. Ernst & Young has served as GEO’s independent certified public accountants since 2002. Through May 27, 2002, Arthur Andersen LLP, which we refer to as Arthur Andersen, was GEO’s principal independent auditor. It is expected that a member of Ernst & Young will be present at the annual meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed by Ernst & Young and Arthur Andersen to GEO related to fiscal years 2003 and 2002:

Audit Fees

Fees billed by Ernst & Young for audit services were approximately $1,711,741 for 2003 and $437,714 for 2002, including fees associated with the annual audit, the reviews of GEO’s quarterly reports on Form 10-Q, statutory audits required internationally, fees related to filings with the SEC and accounting consultations.

The aggregate fees billed by Arthur Andersen for professional services rendered in connection with the review of the financial statements included in certain of GEO’s quarterly reports on Form 10-Q for 2002 were $15,000.

Audit-Related Fees

Fees billed by Ernst & Young for audit-related services were approximately $8,693 for 2003 for consultations on proposed financial reporting standards on internal controls. There were no audit-related services for 2002 billed by Ernst & Young.

The aggregate fees billed by Arthur Andersen for audit-related services in 2002, including contract audits and other attest services under professional standards, were approximately $66,000.

Tax Fees

Fees billed by Ernst & Young for tax services, including tax compliance and tax advice primarily in GEO’s foreign locations, were approximately $135,236 for 2003 and $93,282 for 2002.

The aggregate fees billed by Arthur Andersen for tax return preparation and tax-consulting services were approximately $9,450 in 2002.

All Other Fees

Fees billed by Ernst & Young for all other services were approximately $113,491 for 2003 and primarily included fees for advisory services in connection with the sale of GEO’s interest in its joint venture in the United Kingdom. There were no other fees billed by Ernst & Young in 2002.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit-related, tax and all other services provided by Ernst & Young to GEO in 2003 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2003 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

On March 8, 2004, the Audit and Finance Committee approved various audit, audit-related, tax and other services scheduled to be provided by Ernst & Young during 2004. The Audit and Finance Committee plans to continue to review and pre-approve such services, as appropriate, on a periodic basis. In addition, the Audit and Finance Committee has delegated to its Chairman, G. Fred DiBona Jr., the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Ernst & Young to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. DiBona with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

EXECUTIVE COMPENSATION

The following table shows salary paid and bonuses accrued by GEO during each of fiscal years 2003, 2002 and 2001, respectively, to and on behalf of the Chief Executive Officer and each of the four most highly compensated executive officers of GEO other than the Chief Executive Officer (the “Named Executive Officers”), for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. In addition, the table shows other Long-Term Compensation awarded to the Named Executive Officers for the indicated years.

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
	Annual Compensation
						Securities
					LTIP	Underlying
					Payouts	Options/
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other($)(2)	($)	SARs(#)

George C. Zoley	2003	664,125	478,170	2,683,138	—	75,818
Chairman of the Board & CEO	2002	632,500	414,000	888,522	—	75,000
	2001	575,000	373,500	—	—	70,000

Wayne H. Calabrese	2003	470,400	289,296	1,340,100	—	50,547
Vice Chairman, President & COO	2002	448,000	251,500	595,510	—	50,000
	2001	400,000	233,500	—	—	50,000

John G. O’Rourke	2003	267,960	140,653	945,288	—	30,327
Senior VP — Chief Financial Officer	2002	255,200	119,500	405,919	—	30,000
	2001	232,000	108,000	—	—	25,000

Carol M. Brown	2003	265,256	139,259	—	—	30,327
Senior VP — Health Services	2002	252,625	118,000	—	—	30,000
	2001	235,000	109,500	—	—	25,000

Donald H. Keens	2003	242,681	127,408	—	—	30,327
Senior VP — International	2002	231,125	100,500	—	—	30,000
Services	2001	215,000	100,500	—	—	10,000

(1)	Includes amounts paid pursuant to GEO’s Senior Incentive Plan.

(2)	Includes (i) Change in Control payments made pursuant to Executive Employment Agreements as a result of the acquisition by Group 4 Falck A/S of The Wackenhut Corporation, GEO’s former parent company, in 2002, and (ii) amounts accrued under Executive Retirement Agreements. See “Executive Employment Agreements and Retirement Agreements” below.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about GEO’s common stock that may be issued upon the exercise of options, warrants and rights under all of GEO’s equity compensation plans as of December 28, 2003, including the GEO 1994 Stock Option Plan (the “Second Plan”), the GEO 1999 Stock Option Plan (the “1999 Plan”), and the Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”). GEO’s shareholders have approved all of these plans.

Number of securities
	Number of securities to	Weighted-average	available for future
	be issued upon	exercise price of	issuance under equity
	exercise	outstanding	compensation plans
	of outstanding options,	options,	excluding securities
	warrants and rights	warrants and rights	reflected in column (a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	1,614,374	$14.19	182,674
Equity compensation plans not approved by shareholders	None	None	None

Total	1,614,374	$14.19	182,674

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options/SARs			Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term(1)
	Options/SARs	Employees in	Base Price	Expiration
Name(1)	Granted	Fiscal Year	($/Share)	Date	5%	10%

George C. Zoley	21,273	7.2%	9.51	2/12/13	$127,229	$322,424
George C. Zoley	54,545	18.5%	14.00	5/01/13	$480,243	$1,217,030
Wayne H. Calabrese	14,182	4.8%	9.51	2/12/13	$84,820	$214,949
Wayne H. Calabrese	36,365	12.3%	14.00	5/01/13	$320,177	$811,390
John G. O’Rourke	8,509	2.9%	9.51	2/12/13	$50,891	$128,967
John G. O’Rourke	21,818	7.4%	14.00	5/01/13	$192,097	$486,812
Carol M. Brown	8,509	2.9%	9.51	2/12/13	$50,891	$128,967
Carol M. Brown	21,818	7.4%	14.00	5/01/13	$192,097	$486,812
Donald H. Keens	8,509	2.9%	9.51	2/12/13	$50,891	$128,967
Donald H. Keens	21,818	7.4%	14.00	5/01/13	$192,097	$486,812

(1)	The full option term was used in the 5% and 10% annual growth projections for the price of the underlying stock.

AGGREGATED OPTIONS / SAR GRANTS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS / SAR VALUES

			Number of Securities				Value of
			Underlying				Unexercised
	Shares		Unexercised				In-the-Money
	Acquired		Options/SARs at				Options/SARs at
	on	Value	Fiscal Year-End				Fiscal Year-End
	Exercise	Realized
	(#)	($)	Exercisable(E)		Unexercisable(U)		Exercisable(E)		Unexercisable(U)

George C. Zoley	—	—	70,000	E(1)			$18,000	E(1)
			323,818	E(2)			$3,276,337	E(2)

Wayne H. Calabrese	—	—	110,000	E(1)			$1,037,000	E(1)
			135,110	E(2)	40,437	U(2)	$1,240,162	E(2)	$390,610	U(2)

John G. O’Rourke	—	—	56,702	E(1)	6,807	U(1)	$633,689	E(1)	$87,742	U(1)
			79,364	E(2)	17,454	U(2)	$722,158	E(2)	$146,614	U(2)

Carol M. Brown	—	—	54,774	E(1)			$607,535	E(1)
			81,066	E(2)	24,261	U(2)	$744,096	E(2)	$234,356	U(2)

Donald H. Keens	—	—	1,702	E(1)	6,807	U(1)	$21,939	E(1)	$87,742	U(1)
			44,364	E(2)	17,454	U(2)	$381,108	E(2)	$146,614	U(2)

(1)	Options under the 1994 Second Plan

(2)	Options under the 1999 Plan

EXECUTIVE EMPLOYMENT AGREEMENTS AND RETIREMENT AGREEMENTS

On March 7, 2002, GEO entered into Executive Employment Agreements and Retirement Agreements with George C. Zoley, Wayne H. Calabrese and John G. O’Rourke. The Executive Employment Agreements provide that Messrs. Zoley, Calabrese and O’Rourke will receive a base salary of not less than $632,500, $448,000 and $225,200, respectively, per year, or such higher salary as may be in effect when a Change in Control (as defined in the Executive Employment Agreements) occurs. In addition, Messrs. Zoley, Calabrese and O’Rourke will be entitled to receive a target bonus of 35%, 30% and 25%, respectively, of the executive’s then current annual salary plus a multiplier of up to 50% in accordance with the executive bonus plan established by the board of directors for determining the executive’s annual bonus. In addition, under GEO’s Corporation Incentive Plan (described below), all senior officers of GEO, including Messrs. Zoley, Calabrese and O’Rourke, are eligible to receive an additional discretionary award from the Compensation Committee of up to 50% of the total target bonus awarded for individual performance. The Executive Employment Agreements also provide for certain benefits to Messrs. Zoley, Calabrese and O’Rourke, including life and health insurance and other benefits generally available to executive officers.

The Executive Employment Agreements provided that when a Change in Control occurred the executives were entitled to the following: (1) a two-year “rolling” employment contract including the terms and conditions described above; (2) Change in Control payments equal to three times the sum of the executive’s annual salary as of the first day of the first month following a Change in Control and the annual bonus payment paid to the executive for fiscal year 2001, but payable in 24 equal consecutive monthly payments during an initial two-year employment term, and charged against GEO as earned; (3) all of GEO’s interest in any automobile used by the executive and the payment of the balance of any outstanding loan or lease on such automobile; and (4) an acceleration of the executive’s retirement age from age 60 to age 55 and, upon reaching such accelerated retirement age, payment of the present value of all payments due under the Executive Retirement Agreements (as described in the Executive Retirement Agreements). The last payments under the Executive Employment Agreements are due May 1, 2004. The total amounts left to be paid as of January 1, 2004 to George C. Zoley, Wayne H. Calabrese and John G. O’Rourke were approximately $628,750, $420,000 and $228,000, respectively.

The Merger constituted a Change in Control under the terms of the Executive Employment Agreements and the Executive Retirement Agreements. Pursuant to the terms of the Executive Employment Agreements,

once a Change in Control occurs, no other event will be deemed to be a Change in Control under the Agreements.

The executive or GEO may terminate the Executive Employment Agreement for any reason. Upon the termination of the Executive Employment Agreements for any reason other than by the resignation of the executive without Good Reason (as defined in the Executive Employment Agreements), the executive will be entitled to receive the following: (1) six months’ annual base salary and target level incentive bonus plus the remainder of any unpaid Change in Control payment; (2) the continuation of his employee benefits for a period of three years, or alternately, at the executive’s election, a cash payment equal to the present value of GEO’s cost of providing such benefits; and (3) the dollar value of the sum of vacation time had he remained employed and accrued vacation time. Upon the termination of the Executive Employment Agreement by the resignation of the executive without Good Reason, the executive will be entitled to only the amount of salary, bonus, employee benefits or Change in Control payment that is due through the effective date of the resignation.

The Executive Employment Agreements and the Executive Retirement Agreements include a non-competition agreement for a period of two (2) years after the termination of the executive’s employment. The Executive Employment Agreements and the Executive Retirement Agreements provide that if any payment to the executive thereunder would be subject to federal excise taxes imposed on certain employment payments, GEO will make an additional payment to the executive to cover any such tax payable by the executive together with the taxes on such gross-up payment.

On December 20, 2002, the Compensation Committee recommended that the board of directors approve an Amendment to the Retirement Agreements. The Board unanimously approved the Amendment on January 17, 2003. The Amended Executive Retirement Agreements require the executive to actually retire from employment with GEO prior to receiving any Retirement Benefits under the Agreements. The method of calculating the retirement benefits was amended as follows: Upon the later of (i) the date the executive actually retires from employment with GEO, or (ii) the executive’s 55th birthday, GEO will pay to the executive an amount of money equal to the amount set forth in the following table which corresponds to the executive’s age on the date he retires. The amounts set forth below are net of all applicable federal, state, local and other taxes. GEO is required to pay a gross amount to the executive that results in the executive receiving the net after tax benefit set forth in the table below. The amounts set forth in the table below increase at a rate of approximately 4% per annum until the executive reaches age 71. If the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiar(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. In the event of the executive’s death before his 55th birthday, GEO will immediately pay to the executive’s beneficiary(ies) or estate one-half (1/2) the amount that would otherwise be paid to the executive had he retired on his 55th birthday.

EXECUTIVE RETIREMENT AGREEMENT BENEFITS TABLE

Executive Retirement Benefit

Retirement Age	George C. Zoley	Wayne H. Calabrese	John G. O’Rourke

55	$2,917,000	$2,333,000	$1,750,000

SENIOR OFFICER RETIREMENT PLAN BENEFITS TABLE

The following table sets forth the estimated annual benefits under the Senior Officer Retirement Plan (“Retirement Plan”) for executives other than Mr. Zoley, Mr. Calabrese and Mr. O’Rourke payable to a senior officer upon retirement at age 65 and reflects an offset for social security benefits.

Remuneration	Years of Service

Assumed Average Annual	(Estimated Annual Retirement Benefits For
Salary for Five-Year	Years of Credited Service Shown Below)
Period Preceding
Retirement	10	15	20	25	30	35

$125,000	$1,608	$12,858	$24,108	$35,358	$35,358	$35,358
150,000	6,108	19,608	33,108	46,608	46,608	46,608
175,000	10,608	26,358	42,108	57,858	57,858	57,858
200,000	15,108	33,108	51,108	69,108	69,108	69,108
225,000	19,608	39,858	60,108	80,358	80,358	80,358
250,000	24,108	46,608	69,108	91,608	91,608	91,608
300,000	33,108	60,108	87,108	114,108	114,108	114,108
400,000	51,108	87,108	123,108	159,108	159,108	159,108
450,000	60,108	100,608	141,108	181,608	181,608	181,608
500,000	69,108	114,108	159,108	204,108	204,108	204,108

GEO’s Retirement Plan is a defined benefit plan and, subject to certain maximum and minimum provisions, bases pension benefits on a percentage of the employee’s final average annual salary, not including bonus (earned during the employee’s last five (5) years of credited service) times the employee’s years of credited service. Benefits under the Retirement Plan are offset by social security benefits. Generally, a participant will vest in his or her benefits upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service.

CORPORATION INCENTIVE PLAN

In March 1995, we adopted the Wackenhut Corrections Corporation Senior Officer Incentive Plan (the “Corporation Incentive Plan”) for certain of our senior officers including all of the Named Executive Officers. Participants in the Corporation Incentive Plan are assigned a target incentive award, stated as a percentage of the participant’s base salary depending upon the participant’s position with GEO. The target incentive awards for 2003 for the Chief Executive Officer, President and Senior Vice Presidents of GEO were 35%, 30%, and 25% respectively, of base salary. Under the Corporation Incentive Plan, the targets for these incentive awards are set at the beginning of the year and are based on GEO’s revenues and net income after tax. In the event that the budgeted targets set for these criteria are exceeded, the target incentive awards may be increased up to an additional 50% (collectively, the “Target Incentive Award”). Pursuant to the Corporation Incentive Plan, the Compensation Committee may also give an additional discretionary award of up to 50% of the Target Incentive Award to reflect individual performance. Factors typically considered by the Compensation Committee in determining whether to grant the discretionary award include the contribution of the particular employee during the fiscal year and compliance with previously agreed upon goals and objectives as outlined in GEO’s strategic plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the board of directors met one (1) time during fiscal year 2003. The Compensation Committee is composed of three independent, non-employee directors who are not eligible to participate in any of the executive compensation programs. Among its other duties, the Compensation Committee is responsible for recommending to the full Board the annual remuneration for all executive officers, including the Chief Executive Officer and the other officers named in the Summary Compensation

Table set forth above, and to oversee the Corporation’s compensation plans for key employees. The Compensation Committee seeks to provide, through its administration of the Corporation’s compensation program, salaries that are competitive and incentives that are primarily related to corporate performance. The components of the compensation program are base salary, annual incentive bonuses, retirement plans (as noted earlier in this section of the Proxy), and long-term incentive awards in the form of stock options.

Base salary is the fixed amount of total annual compensation paid to executives on a regular basis during the course of the fiscal year. Management of the Corporation determines a salary for each senior executive position that it believes is appropriate to attract and retain talented and experienced executives and that is generally competitive with salaries for executives holding similar positions at comparable companies. The starting point for this analysis is each officer’s base salary for the immediately preceding fiscal year. From time to time, management will obtain reports from independent organizations concerning compensation levels for reasonably comparable companies. This information will be used as a market check on the reasonableness of the salaries proposed by management. The comparator companies will include a group of competitor companies whose revenue, performance, and position matches are deemed relevant and appropriate. Management will then recommend executive salaries to the Compensation Committee.

The Compensation Committee reviews and adjusts the salaries suggested by management as it deems appropriate, and generally asks management to justify its recommendations, particularly if there is a substantial difference between the recommended salary and an officer’s compensation for the prior fiscal year. In establishing the base salary for each officer (including that of the CEO), the Compensation Committee will evaluate numerous factors, including the Corporation’s operating results, net income trends, and stock market performance, as well as comparisons with financial and stock performance of other companies, including those that are in competition with the Corporation. In addition, data developed as a part of the strategic planning process, but which may not directly relate to corporate profitability, will be utilized as appropriate.

The Summary Compensation Table set forth elsewhere in this proxy statement shows the salaries of the CEO and the other named executive officers. The Compensation Committee formally evaluates the performance of the CEO.

The Corporation has an incentive compensation plan (the “Bonus Plan”) for officers and key employees. The aggregate amount of incentive compensation payable under the Bonus Plan will be based on the Corporation’s consolidated revenue and income after provision for income taxes. The Bonus Plan is intended as an incentive for executives to increase both revenue and profit and uses these as factors in calculating the individual bonuses. The weighing for these factors are 65% profit and 35% revenue. The Corporation exceeded the revenue and profit targets for 2003. An adjustment to the incentive award (up to 50% upward or 100% downward) may be applied to reflect individual performance. The Compensation Committee may also give an additional discretionary award of up to 50% of the incentive award for individual performance. The Compensation Committee’s decisions regarding the amount of incentive compensation payable in a given year and the allocation among the participants, will be based on these factors, the contribution of a particular employee during the fiscal year and compliance with previously agreed upon goals and objectives as outlined in the Corporation’s strategic plan. GEO also maintains a Stock Option Plan (the Plan) for executive officers, including the CEO and other key employees. Participants receive stock option grants based upon their overall contribution to the Corporation. Such options are granted at market value at the time of grant and have variable vesting periods in order to encourage retention.

The base salary and Bonus Plan and Stock Option Plan components of compensation, will be implemented by the above described policies, and will result in a compensation program that the Compensation Committee believes is fair, competitive, and in the best interests of the shareholders.

By the Compensation Committee:

G. Fred DiBona, Jr. (Chairman) Richard H. Glanton Anne N. Foreman

AUDIT AND FINANCE COMMITTEE REPORT

The Audit & Finance Committee of the board of directors of GEO met six (6) times during fiscal year 2003. The Audit & Finance Committee has a written charter, a copy of which is filed with the SEC as required (see Appendix A). The Audit & Finance Committee reviews this Charter annually. In accordance with those powers and duties:

1.	The Audit & Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit & Finance Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec 380) as then modified or supplemented;

3.	The Audit & Finance Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as then modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence; and

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.) above, the Audit & Finance Committee recommends to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year for filing with the SEC.

5.	The Audit & Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence.

6.	All members of the Audit & Finance Committee are independent as independence is defined in Section 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

G. Fred DiBona, Jr. (Chairman) Benjamin R. Civiletti Richard H. Glanton

Comparison of Five-Year Cumulative Total Return*

The GEO Group, Inc., Wilshire 5000 Equity, and
S&P 500 Commercial Services and Supplies Indexes

(Performance through December 31, 2003)

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

The GEO Group, Inc.	$100.00	$40.83	$25.76	$48.42	$38.81	$79.65
Wilshire 5000 Equity	$100.00	$123.57	$110.11	$98.03	$77.59	$102.14
S&P 500 Commercial Services and Supplies	$100.00	$97.71	$101.24	$117.51	$88.02	$120.67

Assumes $100 invested on December 31, 1998 in the common stock of The Geo Group, Inc. and the Index companies.

* Total return assumes reinvestment of dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Share Repurchase from Group 4 Falck A/S

On July 9, 2003, we repurchased all 12 million shares of our common stock beneficially owned by Group 4 Falck A/S, our former 57% majority shareholder, for $132 million in cash pursuant to the terms of a share purchase agreement, dated April 30, 2003, by and among us, Group 4 Falck, our former parent company, The Wackenhut Corporation, which we refer to as TWC, and Tuhnekcaw, Inc., an indirect wholly-owned subsidiary of Group 4 Falck.

The share repurchase was negotiated by a special committee comprised of independent members of our board of directors and approved by the independent directors on our board. The special committee retained independent legal and financial advisors to assist in the evaluation of the share repurchase. The special committee received a fairness opinion from its independent financial advisor stating that the consideration being paid in connection with the share repurchase was fair from a financial point of view to our shareholders other than Group 4 Falck and its affiliates.

Under the terms of the share purchase agreement, Group 4 Falck, TWC and Tuhnekcaw cannot, and cannot permit any of their subsidiaries to, acquire beneficial ownership of any of our voting securities during a one-year standstill period following the closing of the share repurchase. Immediately following the completion of the share repurchase, we had 9,289,252 million shares of common stock issued and outstanding.

Upon the closing of the share repurchase, an agreement dated March 7, 2002 between us, Group 4 Falck and TWC governing certain aspects of the parties’ relationship was terminated and the two Group 4 Falck representatives serving on our board of directors resigned. Also terminated upon the closing of the share repurchase was a March 7, 2002 agreement between us and Group 4 Falck wherein Group 4 Falck agreed to reimburse us for up to 10% of the fair market value of our interest in our UK joint venture in the event that litigation related to the sale of TWC to Group 4 Falck was to result in a court order requiring us to sell our interest in the joint venture to our partner in the joint venture, Serco Investments Limited, which we refer to as Serco. On July 2, 2003, we completed the sale of our UK joint venture interest to Serco at a price of approximately $80.7 million, as determined by a panel of valuation experts. We recognized a gain on the sale of approximately $61 million during the third quarter of 2003.

In addition, in connection with the share repurchase, the services agreement dated October 28, 2002 between us and TWC terminated effective December 31, 2003, and no further payments related to the services agreement for periods thereafter are due from us to Group 4 Falck. Pursuant to the services agreement, Group 4 Falck was scheduled to provide us with information systems related services through December 31, 2004. However, we began handling those services internally beginning January 1, 2004.

A sublease for our former headquarters between TWC, as sublessor, and us, as sublessee, also terminated effective July 19, 2003, as a result of the share purchase agreement. We relocated our corporate headquarters to Boca Raton, Florida on April 14, 2003.

In accordance with the terms of the services agreement, we paid TWC a fixed annual fee for services provided thereunder by TWC, which we refer to as the annual services fee, equal to $2,831,000 in fiscal year 2001, $2,591,000 in fiscal year 2002 and $1,750,000 in fiscal year 2003.

The following table sets forth certain amounts paid by GEO to TWC during fiscal years 2001, 2002 and 2003, respectively, for services not covered by the annual services fee paid under the services agreement.

	Fiscal 2001	Fiscal 2002	Fiscal 2003

Casualty Insurance Premiums(s)(1)	$21,952,000	$17,973,000	$0
Interest Charges(2)	49,000	32,000	0
Office Rental	286,000	514,000	501,000
TOTAL	$22,287,000	$18,519,000	$501,000

(1)	Casualty insurance premiums relate to workers compensation, general liability and automobile insurance coverage that had been obtained through TWC’s Insurance Program through October 1,

2002. Certain risk management services were also included in the premiums. As of October 1, 2002, GEO established its own casualty insurance program and discontinued paying premiums to TWC for casualty insurance.

(2)	GEO was charged interest on intercompany indebtedness and charged interest on intercompany loans at rates that reflected GEO’s average interest costs on long-term debt, exclusive of mortgage financing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2003. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2003.

DIRECTORS’ COMPENSATION

Directors of GEO who are not officers were paid during fiscal year 2003 an annual retainer fee at the rate of $20,000 per year plus $1,500 for each board meeting attended, $1,000 for each committee meeting attended as committee members, and $1,500 for each committee meeting attended as committee chairpersons. Each director also receives annually from GEO an option to purchase up to two thousand (2,000) shares of common stock of GEO.

No other compensation was paid by GEO to directors for their service on the board during fiscal year 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 28, 2003, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.

Proposal 2

Ratification of Independent Certified Public Accountants

Although not required by our bylaws or other applicable legal requirements, the Audit and Finance Committee, in the interest of accepted corporate practice, asks shareholders to ratify its appointment of Ernst & Young LLP to be our independent certified public accountants for the fiscal year 2004, and to perform such other services as may be requested by the Audit and Finance Committee. Ernst & Young LLP has advised GEO that no partner or employee of Ernst & Young LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

SHAREHOLDER PROPOSAL DEADLINE

Shareholder proposals intended to be presented at the year 2005 annual meeting of Shareholders must be received by GEO for inclusion in GEO’s proxy statement and form of proxy relating to that meeting by December 4, 2004. Additionally, GEO must have notice of any shareholder proposal to be submitted at the 2005 annual meeting of shareholders (but not required to be included in GEO’s proxy statement) by February 19, 2005, or such proposal will be considered untimely pursuant to Rule 14a-5(e) under the Exchange Act and persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

By order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

April 5, 2004

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, including the financial statements and the schedules thereto, but excluding exhibits thereto, required to be filed with the SEC will be made available without charge to interested shareholders upon written request to Pablo Paez, Manager, Corporate Communications, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

APPENDIX A

THE GEO GROUP, INC.

AUDIT AND FINANCE COMMITTEE CHARTER

The Audit and Finance Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of The GEO Group, Inc. (the “Company”). The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the Company’s financial reporting and audit processes, and the Company’s systems of internal controls and disclosure controls, including, without limitation: (a) assisting the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence, and (iv) the performance of the Company’s independent auditor and the Company’s internal audit function, and (b) preparing the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

DUTIES AND RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

1.	Select, in its sole discretion, the firm of independent auditors to audit the books, accounts, internal controls and financial statements of the Company and its subsidiaries for each fiscal year. The Board will seek shareholder ratification of the independent auditor selected by the Committee at the Company’s annual meeting of shareholders, provided that ultimate authority for the appointment of the independent auditors remains vested solely in the Committee.

2.	Review the performance of the independent auditor and, where appropriate, terminate and replace the independent auditor. The independent auditor shall report directly to the Committee and the Committee shall oversee the resolution of disagreements between the Company’s management and the independent auditor.

3.	Review and approve in advance the terms of the independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided.

4.	Develop policies and procedures with respect to the provision of non-audit services by the independent auditor. Review and approve in advance any non-audit services to be provided by the independent auditor (subject to de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended (the “Act”), and approved by the Committee prior to the completion of the audit), and the amount of compensation to be paid to the independent auditor for such non-audit services. Delegate to the Chair or members of the Committee, as appropriate, the authority to review and approve, within guidelines and limits established by the Committee, specific non-audit services to be provided by the independent auditor and the amount of compensation to be paid therefor.

5.	At least annually obtain and review a report by the independent auditor describing:

(i)	the independent auditor’s internal quality-control procedures;

(ii)	any material issues raised in the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by the government or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and

(iii)	(to assess the independent auditor’s independence) all relationships between the independent auditor and the Company, including a description of each category of service provided by the independent auditor to the Company and a list of the fees billed for each such category.

6.	Oversee the independence of the Company’s independent auditor by, among other things:

(i)	actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and taking appropriate action to satisfy itself of the auditor’s independence;

(ii)	receiving from and discussing with the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

(iii)	considering whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence;

(iv)	ensuring that the rotation of the lead audit partner and reviewing audit partner or other audit personnel responsible for the audit of the Company’s financial statements conforms to the requirements of applicable law (including the Act and the regulations promulgated thereunder) and the rules of the New York Stock Exchange (the “NYSE”);

(v)	setting clear hiring policies for employees or former employees of the independent auditor in accordance with the requirements of applicable law; and

(vi)	ensuring that the independent auditor’s partner rotation policy conforms to the requirements of the Act and the rules regulations promulgated in accordance therewith.

7.	Review with management, the Company’s internal auditors and the independent auditor, the Company’s significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures. Discuss with management the Company’s policies and guidelines with respect to risk assessment and risk management.

8.	Review, in consultation with management, the Company’s internal auditors and the independent auditor: (i) the audit scope and plan of the internal and independent audit functions and all critical accounting policies and practices to be used and (ii) the coordination of effort between the internal and independent audit functions to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources. Monitor progress under the audit plan during the year and its results.

9.	Review and discuss with management and the independent auditor the following:

(i)	the audit of the annual financial statements and the Company’s internal controls over financial reporting and disclosure and the independent auditor’s reports thereon;

(ii)	any significant changes required in the independent auditor’s audit plan;

(iii)	any significant difficulties or disputes encountered during the course of the audit (including a review with the independent auditor of any audit problems or difficulties encountered and management’s response thereto);

(iv)	the Company’s quarterly financial statements and annual audited financial statements, including the Company’s disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the disclosures related to the Company’s controls and procedures, and the quality and acceptability of financial reporting decisions and judgments and any major issues related thereto;

(v)	the Company’s policies with respect to earnings press releases (including “pro forma” or “adjusted” non-GAAP financial information) and the disclosure of financial information and earnings guidance to be provided to analysts and rating agencies;

(vi)	critical accounting policies and such other accounting policies of the Company as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body, including any financial reporting issues that could have a material impact on the Company’s financial statements;

(vii)	major issues regarding accounting principles and financial statements presentations, including (a) any significant changes in the Company’s selection or application of accounting principles and (b) any analyses prepared by managers and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative generally accepted accounting principles methods on the Company’s financial statements;

(viii)	alternative treatments of financial information that have been discussed by the independent auditor and management, ramifications of the use of such alternative disclosures and treatments, and the treatments preferred by the independent auditor;

(ix)	all other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

(x)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

(xi)	any other matters related to the conduct of the audit that are required to be communicated to the Committee under generally accepted auditing standards.

10.	Discuss privately with the independent auditor any matters deemed significant by the independent auditor, including those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

11.	On a quarterly basis, review and discuss with the independent auditor, management (including the Company’s Chief Executive Officer and Chief Financial Officer) and the Company’s internal auditors the following:

(i)	the principal executive officer and principal financial officer certifications required to be made in connection with the Company’s periodic reports under the Act and the Sarbanes-Oxley Act of 2002;

(ii)	all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, including any material weaknesses in internal controls identified by the Company’s independent auditor;

(iii)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

(iv)	any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

12.	Annually, obtain a written report from management on the effectiveness of internal controls over financial reporting, including controls designed to prevent or mitigate financial statement fraud, and review the effectiveness of internal controls with management, the Company’s internal auditors and the independent auditor.

13.	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and (iii) the receipt and treatment of any evidence of a violation of the securities laws or breach of fiduciary duty brought to the Committee’s attention by the Company’s in-house or external securities counsel.

14.	Annually, prepare a written report as required by SEC rules regarding whether the Committee has:

(i)	reviewed and discussed the audited financial statements with management;

(ii)	discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61; and

(iii)	received from the independent auditor disclosures regarding the independent auditor’s independence required by Independence Standards Board Standard No. 1, and discussed with the independent auditor its independence.

15.	Recommend (if appropriate), based on the review of the audited financial statements and the discussions conducted with, and disclosures received from, management and the independent auditor as contemplated above, to the Board of Directors that the audited financial statements and other financial disclosures be included in the Company’s Annual Report on Form 10-K.

16.	Review and concur in the appointment, replacement, reassignment, dismissal and performance assessment of the Company’s chief audit executive.

17.	Review the independence of the Company’s chief audit executive and internal audit function.

18.	Review with management and the Company’s chief audit executive:

(i)	the internal corporate audit staff functions, including: (i) purpose, authority and organizational reporting lines; and (ii) annual audit plan, budget and staffing;

(ii)	the Company’s internal system of audit and financial controls;

(iii)	any significant findings and recommendations of the Company’s internal auditors, together with management’s responses thereto;

(iv)	any significant difficulties encountered in the course of internal audits, including any restrictions on the scope of work or access to required information; and

(v)	any significant changes required in the internal auditor’s audit plan.

19.	Review policies and procedures, as applicable, with respect to executive officers’ expense accounts and perquisites, including use of corporate assets, and consider the results of any review of these areas by the internal or independent auditor.

20.	Review with management and the independent auditor any correspondence with regulators, government agencies, employees or any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21.	Review and approve any contracts or transactions greater than $100,000 (individually or together in the aggregate if part of a series of related transactions) entered into between the Company and any director, officer or employee of the Company or an affiliate of any such director, officer or employee (“Related Party Transactions”), other than employment- and compensation-related agreements. Review with management, as appropriate, any Related Party Transactions up to $100,000.

22.	Establish, review periodically and update as necessary a Code of Business Conduct and Ethics, ensure that management has established a system to enforce the Code, and review management’s monitoring of the Company’s compliance with the Code.

23.	Review with the Company’s counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries from regulators or government agencies.

24.	Address or take action with respect to any other matter specifically delegated to the Committee from time to time by the Board.

MEMBERSHIP

1.	The Committee shall be comprised of at least three members designated by the Board. The Board shall designate one member of the Committee as Chair. Committee members may be removed by the Board.

2.	The Committee must be comprised of members that meet the independence requirements of applicable laws (including the Act and the rules promulgated thereunder) and the NYSE listing standards.

3.	As determined by the Board, (i) each member of the Committee shall be financially literate and at least one member of the Committee must have sufficient accounting or related financial management expertise in accordance with applicable NYSE listing standards, and (ii) at least one member of the Committee shall be an “audit committee financial expert” as defined in the Act and the applicable regulations promulgated thereunder.

4.	No member of the Committee may simultaneously serve on the audit committee of the board of directors of more than three public companies.

MEETINGS AND PROCEDURES

1.	The Committee may fix its own rules of procedure, which shall be consistent with the bylaws of the Company and this Charter.

2.	The Chair or a majority of the members of the Committee may call meetings of the Committee upon such notice as is required for special Board meetings in accordance with the Company’s bylaws. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s bylaws.

3.	The Committee shall conduct periodic separate executive sessions with management, with the Company’s internal auditors, and with the independent auditor to discuss any matters that the Committee or any of these groups believes should be discussed privately.

4.	A majority of the members of the Committee shall constitute a quorum.

5.	The Chair of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board as contemplated below.

6.	The Committee may request that any Director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

7.	The Chair of the Committee (or other member designated by the Chair or the Committee in the Chair’s absence) shall regularly report to the full Board on its proceedings and any actions that it takes.

8.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

PERFORMANCE EVALUATION

1.	The Committee shall conduct a self-evaluation of its performance annually.

2.	In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope.

3.	In conducting this review, the Committee shall address all matters that it considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

4.	The Committee shall present to the Board the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies and procedures.

OUTSIDE ADVISORS

1.	The Committee has the authority to obtain, and shall obtain as appropriate, advice and assistance from outside legal, accounting or other advisors, at the Company’s expense, as the Committee determines appropriate or advisable to carry out its duties. Additionally, the Committee shall have the authority to call upon the appropriate corporate staff for assistance in the conduct of its responsibilities.

2.	The Company shall provide appropriate funding, as determined by the Committee, for compensation to the independent auditor and to any advisors that the Committee chooses to engage. The Company shall also pay for any ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Board of Directors recommends a vote FOR Proposals 1 and 2.	Please Mark Here for Address Change ☐ or Comments SEE REVERSE SIDE

FOR all nominees listed except as indicated	WITHHOLD AUTHORITY to vote for all nominees		FOR	AGAINST	ABSTAIN
☐	☐		☐	☐	☐
1. ELECTION OF DIRECTORS:
Nominees: (01) Wayne H. Calabrese,
(02) Norman A. Carlson,
(03) Benjamin R. Civiletti,
(04) G. Fred DiBona, Jr.,
(05) Anne N. Foreman,
(06) Richard H. Glanton;
and (07) George C. Zoley.
2. 3.	To ratify the appointment of Ernst & Young LLP as independent certified public accountants of The Geo Group, Inc.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.	Please mark, sign, date and return this Proxy card promptly using the enclosed envelope.

Please Sign Here and Return Promptly

Signature	Signature	Dated	, 2004

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/ggi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

This Voting Instruction Form is requested by The Dreyfus Trust Company in conjunction with a proxy allocation by the Board of Directors of

The Geo Group, Inc.
CONFIDENTIAL VOTING INSTRUCTION FORM
To: The Dreyfus Trust Company
as Trustee of The Geo Group, Inc. Employee 401(k) and Retirement Plan

     The Undersigned hereby instructs The Dreyfus Trust Company as Trustee of The Geo Group, Inc. Employee 401(k) and Retirement Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders to be held May 6, 2004, at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, and at any postponements thereof, all the shares of Common Stock of The Geo Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof.

     The Dreyfus Trust Company will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by The Dreyfus Trust Company before 5:00 p.m. EST on May 3, 2004. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Dreyfus Trust Company as indicated above, shares allocated to a participant’s account will not be voted.

     The Dreyfus Trust Company makes no recommendation regarding any voting instruction.

(Continued, and to be signed, on other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

The Board of Directors recommends a vote FOR Proposals 1 and 2.	Please Mark Here for Address Change ☐ or Comments SEE REVERSE SIDE

FOR all nominees listed except as indicated	WITHHOLD AUTHORITY to vote for all nominees		FOR	AGAINST	ABSTAIN
☐	☐		☐	☐	☐
1. ELECTION OF DIRECTORS:
Nominees: (01) Wayne H. Calabrese,
(02) Norman A. Carlson,
(03) Benjamin R. Civiletti,
(04) G. Fred DiBona, Jr.,
(05) Anne N. Foreman,
(06) Richard H. Glanton;
and (07) George C. Zoley.
2. 3.	To ratify the appointment of Ernst & Young LLP as independent certified public accountants of The Geo Group, Inc.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.	Please mark, sign, date and return this Proxy card promptly using the enclosed envelope.

Please Sign Here and Return Promptly

Signature	Signature	Dated	, 2004

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/ggi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

The Geo Group, Inc.

One Park Place
621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints George C. Zoley as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The Geo Group, Inc. held of record by the undersigned on March 26, 2004, at the Annual Meeting of Shareholders to be held at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, at 9:00 A.M. (EST), May 6, 2004, or at any adjournment thereof.

     This Proxy is solicited by the Board of Directors and will be voted in accordance with the above instructions. If no instructions are specified, this Proxy will be voted FOR Proposals 1 and 2. On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgement of the persons named as proxies.

(Continued, and to be signed, on other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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